EXHIBIT 21.1

                      HEALTH CARE PROPERTY INVESTORS, INC.

LIST OF SUBSIDIARIES
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TEXAS HCP, INC., a Maryland Corporation

HCPI MORTGAGE CORP., a Delaware Corporation

HCPI CHARLOTTE, INC., a Delaware Corporation

HCPI KNIGHTDALE, INC., a Delaware Corporation

TEXAS HCP G.P., INC. a Delaware Corporation

HCPI TRUST, a Maryland Real Estate Investment Trust

CAMBRIDGE MEDICAL PROPERTIES, LLC, a Delaware Limited Liability Company